SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                RDO EQUIPMENT CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                [GRAPHIC OMITTED]

                                     RDO(R)
                                 EQUIPMENT CO.
                           2829 SOUTH UNIVERSITY DRIVE
                            FARGO, NORTH DAKOTA 58103
                                 (701) 297-4288


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 3, 1999


                  The annual meeting of stockholders of RDO Equipment Co. will be held in the Centrum Room of the Knutson Center at Concordia College of Moorhead, Moorhead, Minnesota, beginning promptly at 1:30 p.m. on Thursday, June 3, 1999, for the following purposes:

                  1. To elect directors.

                  2. To transact such other business as may properly come before the meeting.

                  Stockholders of record at the close of business on April 9, 1999 are entitled to vote at the meeting.

                  We look forward to seeing you at the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States.



                                       For the Board of Directors,

                                       Ronald D. Offutt
                                       Paul T. Horn
                                       Allan F. Knoll
                                       OFFICE OF THE CHAIRMAN

April 23, 1999

                                [GRAPHIC OMITTED]
                                     RDO(R)
                                 EQUIPMENT CO.
                           2829 SOUTH UNIVERSITY DRIVE
                            FARGO, NORTH DAKOTA 58103
                                 (701) 297-4288

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 3, 1999


                                  INTRODUCTION

                  The annual meeting of the stockholders ("Annual Meeting") of RDO Equipment Co., a Delaware corporation ("Company"), will be held in the Centrum Room of the Knutson Center at Concordia College of Moorhead, Moorhead, Minnesota, beginning at 1:30 p.m. on Thursday, June 3, 1999.

                  A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material to the recordholders of Class A Common Stock and Class B Common Stock (collectively, "Common Stock") of the Company, as well as the cost of forwarding such material to the beneficial owners of Class A Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Class A Common Stock.

                  Any stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by stockholders. Proxies that are signed by stockholders but that lack any such specification will be voted in favor of the election of the nominees for directors as listed in this Proxy Statement. Because the seven director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors, votes that are withheld from the election of the director nominees will be excluded entirely from the vote and will have no effect.

                  THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AS SET FORTH IN THIS PROXY STATEMENT.

                  The Company expects that this Proxy Statement and proxy card will be first mailed to stockholders on or about May 5, 1999.

                           OUTSTANDING SHARES; VOTING

                  Only holders of Common Stock of record at the close of business on April 9, 1999 will be entitled to vote at the Annual Meeting. On such date, the Company had 5,731,008 outstanding shares of Class A Common Stock, each such share entitling the holder thereof to one vote per share of Class A Common Stock (an aggregate of 5,731,008 votes) on each matter to be voted on at the Annual Meeting, and 7,450,492 outstanding shares of Class B Common Stock, each such share entitling the holder thereof to four votes per share of Class B Common Stock (an aggregate of 29,801,968 votes) on each matter to be voted on at the Annual Meeting. Accordingly, the aggregate number of potential votes at the Annual Meeting is 35,532,976. Ronald D. Offutt, Chairman and Chief Executive Officer of the Company, is the holder of all outstanding shares of Class B Common Stock. Holders of shares of Common Stock vote as a single class on all matters submitted to a vote of stockholders except with respect to future issuances of Class B Common Stock and as otherwise required by law.

                  The presence, in person or by proxy, of the holders of a majority of voting power of the shares of Common Stock entitled to vote at the Annual Meeting (17,766,489 votes) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for the purposes of determining a quorum, without regard to whether the proxy card reflects votes withheld from a director nominee or an abstention (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). The election of directors requires the affirmative vote of a plurality of the total shares present and entitled to vote. Holders of shares of Common Stock are not entitled to cumulate voting rights.


                             PRINCIPAL STOCKHOLDERS

                  The following table sets forth information with respect to each stockholder who is known by the Company to be a beneficial owner of more than five percent of either class of outstanding Common Stock:

                                                NUMBER OF            PERCENT           NUMBER OF             PERCENT
NAME AND ADDRESS                              CLASS A SHARES         OF CLASS       CLASS B SHARES          OF CLASS
----------------                              --------------         --------       --------------          --------

State of Wisconsin Investment Board (1)          725,100              12.7%               --                   --
     P. O. Box 7842
     Madison, Wisconsin  53707

Tweedy, Browne Company LLC                       704,725              12.3%               --                   --
     and TBK Partners, L.P. (2)
     52 Vanderbilt Avenue
     New York, New York  10017

Wellington Management Company, LLP (3)           347,000               6.1%               --                   --
     75 State Street
     Boston, Massachusetts  02109

Dimensional Fund Advisors Inc. (4)               288,200               5.0%               --                   --
     1299 Ocean Avenue
     Santa Monica, California  90401

Allan F. Knoll (5)                               652,670              10.3%               --                   --
     2829 South University Drive
     Fargo, North Dakota  58103

Paul T. Horn (5)                                 427,080               7.0%               --                   --
     2829 South University Drive
     Fargo, North Dakota  58103

Ronald D. Offutt (6)                             258,700               4.5%            7,450,492             100.0%
     2829 South University Drive
     Fargo, North Dakota  58103

---------------------------------------
(1) Based solely upon information contained in Schedule 13G of the State of Wisconsin Investment Board ("WIB") dated January 16, 1999. According to this filing with the Securities and Exchange Commission ("SEC"), WIB is a government agency which manages public pension funds, and WIB has sole voting power and sole dispositive power over these shares.

(2) Based solely upon information contained in Schedule 13D of Tweedy, Browne Company LLP ("TBC") and TBK Partners, L.P. ("TBK") dated September 16, 1998. According to this filing with the SEC, 604,725 of these shares are held in the accounts of various customers of TBC, and TBC has sole voting power over 600,515 of these shares, and shared dispositive power over 604,725 of these shares. In addition, TBK has sole voting power and sole dispositive power over 100,000 of these shares.

(3) Based solely upon information contained in Schedule 13G of Wellington Management Company, LLP ("WMC") dated January 29, 1999. According to this filing with the SEC, WMC is a registered investment adviser, and all of these shares are held by clients of WMC. This filing also indicates that WMC has shared voting power over 307,000 of these shares, and shared dispositive power over all of these shares.

(4) Based solely upon information contained in Schedule 13G of Dimensional Fund Advisors Inc. ("DFA") dated February 11, 1999. According to this filing with the SEC, DFA is a registered investment advisor, and these shares are owned by registered investment companies to which DFA furnishes investment advice and by other investment vehicles for which DFA serves as investment manager. This filing also indicates that DFA has sole voting power and sole dispositive power over these shares.

(5) See "Election of Directors" and "Beneficial Ownership of Management" below for more information about Messrs. Knoll and Horn, who are directors and officers of the Company, and their respective beneficial ownership of Class A Common Stock.

(6) Mr. Offutt is the Company's founder and principal stockholder. See "Election of Directors" and "Beneficial Ownership of Management" below for more information about Mr. Offutt and his beneficial ownership of Common Stock. Mr. Offutt has informed the Company that he intends to vote his shares in accordance with the recommendations of the Company's Board of Directors.


                              ELECTION OF DIRECTORS

NOMINATION

                  The Company's Bylaws provide that the number of directors that shall constitute the Board of Directors ("Board") shall be not less than three and not more than nine members, the exact number of which shall be fixed by the Board. There are currently seven members of the Board. By action of the Board taken on March 18, 1999, the Board resolved to fix the number of directors at seven and to nominate seven persons to stand for election at the 1999 Annual Meeting of Stockholders. All of the nominees are currently members of the Board. Directors elected at the Annual Meeting will hold office until the next Annual Meeting or until their successors are duly elected and qualified.

                  The seven director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors. Votes that are withheld from the election of the director nominees will be excluded entirely from the vote and have no effect. The Board recommends a vote FOR the election of each of the nominees listed in this Proxy Statement. The Board intends to vote the proxies solicited on its behalf (other than proxies in which the vote is withheld) for the election of each of the nominees as directors. If, prior to the Annual Meeting, the Board should learn that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies will be cast for another nominee to be designated by the Board to fill such vacancy, unless a shareholder indicates to the contrary on his or her proxy. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve. Under an agreement with Deere & Company ("Deere"), a principal supplier of equipment to the Company, Deere has the right to have input with respect to the selection of nominees to the Company's Board and the removal of directors. All of the nominees were selected by the Board, and the selections were not based on any input from Deere. There are no other agreements or arrangements between a nominee and any other person pursuant to which such nominee was selected.

INFORMATION ABOUT NOMINEES

         The following table sets forth certain information as of April 9, 1999 which has been furnished to the Company by the persons who have been nominated by the Board to serve as directors until the Annual Meeting in calendar 2000:


                                                                                                                       DIRECTOR
NOMINEES FOR ELECTION             AGE            PRINCIPAL OCCUPATION                                                   SINCE
---------------------             ---            --------------------                                                  --------

Ronald D. Offutt                  56             Chairman and Chief Executive Officer of R.D. Offutt Company             1968

Paul T. Horn                      56             President and Chief Operating Officer of the Company                    1986

Allan F. Knoll                    55             Chief Financial Officer and Secretary of R.D. Offutt Company            1974

Bradford M. Freeman               57             Partner of Freeman Spogli & Co.                                         1997

Ray A. Goldberg                   72             George M. Moffett Professor of Agriculture and Business,                1997
                                                 Emeritus, at the Harvard Graduate School of Business
                                                 Administration

Norman M. Jones                   68             Member, Board of Directors of LB Community Bank & Trust                 1997

James D. Watkins                  51             Owner and President of J.D. Watkins Enterprises, Inc.                   1997

OTHER INFORMATION ABOUT NOMINEES

                  RONALD D. OFFUTT is the Company's founder, Chairman, Chief Executive Officer and principal stockholder. He has served as a member of the Company's Office of the Chairman since December 1998, and served as President of the Company from its formation in 1968 until August 1996. Mr. Offutt also serves as Chief Executive Officer and Chairman of the Board of R. D. Offutt Company ("Offutt Co.") and other entities he owns, controls or manages (collectively, "Offutt Entities") which are engaged in a variety of businesses such as farming, food processing, auto dealerships and agricultural financing activities, some of which transact business with the Company. See "Certain Relationships and Related Transactions." Mr. Offutt spent approximately one-half of his time on the business of the Company during fiscal 1999. He serves on the Board of Directors of High Plains Corporation, an ethanol producer based in Wichita, Kansas. Mr. Offutt is Chairman of the Board of Regents of Concordia College of Moorhead and is a graduate of Concordia College of Moorhead with a degree in Economics. Mr. Offutt is the brother-in-law of Larry E. Scott, the Company's Senior Vice President - Southwest Construction Equipment, and the father of Christi J. Offutt, the Company's Vice President - Strategic Development.

                  PAUL T. HORN has served as a member of the Company's Office of the Chairman since December 1998, as President of the Company since August 1996, and as Chief Operating Officer and a director of the Company since 1986. Prior to October 1, 1996, he was an employee of Offutt Co. and spent approximately one-fourth of his time on the business of the Company. Since such date, he has been an employee of the Company and has spent substantially all of his time on the business of the Company. Mr. Horn serves as a director and officer and is a beneficial stockholder of many of the Offutt Entities. Mr. Horn currently serves as Vice Chairman of the Board of Directors of Northern Grain Company, a regional grain elevator. Mr. Horn is a graduate of Michigan State University with degrees in Business Administration and Agronomy.

                  ALLAN F. KNOLL has served as a member of the Company's Office of the Chairman since December 1998 and as Secretary and a director of the Company since 1974. He served as Chief Financial Officer of the Company from 1974 through January 1999. Mr. Knoll also serves as Chief Financial Officer and Secretary of Offutt Co., and serves as a director and officer and is a beneficial stockholder of many of the Offutt Entities. Mr. Knoll spent approximately two-thirds of his time on the business of the Company during fiscal 1999. Mr. Knoll is a graduate of Moorhead State University with degrees in Business Administration and Accounting.

                  BRADFORD M. FREEMAN has been a director of the Company since January 1997. Mr. Freeman is a founding partner of Freeman Spogli & Co., a private equity investment firm with offices in Los Angeles and New York. Since its founding in 1983, Freeman Spogli & Co. has organized the acquisitions of 25 companies with aggregate transaction values in excess of $6.5 billion. Mr. Freeman serves on the Board of Directors of CB Richard Ellis Services, Inc. and serves on the Board of Trustees of Stanford University. Mr. Freeman is a graduate of Stanford University and Harvard Business School.

                  RAY A. GOLDBERG has been a director of the Company since January 1997. Mr. Goldberg has been a professor at the Harvard Graduate School of Business Administration since 1955 and became emeritus in July 1997. Mr. Goldberg also serves as faculty chairman of the Agribusiness Senior Management Seminar.

                  NORMAN M. JONES has been a director of the Company since January 1997. In December 1996, Mr. Jones organized Metro Bancorp, Inc., a regional banking firm located in Minneapolis, Minnesota, and served as its Chairman until its acquisition by LB Community Bank & Trust ("LB") in March 1999 at which time he became a member of the Board of Directors of LB. From 1995 to July 1997, Mr. Jones was the Chairman of First Bank Savings, fsb, the thrift subsidiary of U.S. Bancorp (formerly First Bank System, Inc.). Prior to 1995, Mr. Jones was the Chairman and Chief Executive Officer of Metropolitan Financial Corporation, a regional thrift holding company, where he was employed from 1952 through 1995 when it was acquired by U.S. Bancorp. Mr. Jones serves on the Board of Directors of Lutheran Health Systems, Inc., an owner and manager of a network of hospitals. Mr. Jones is a board member and Chairman of Luther Seminary Foundation, an Advisory Board Member for Slumberland, Inc., a retail furniture chain, and an Advisory Board Member for the Board of Pension for the Evangelical Lutheran Church of America. Mr. Jones is a graduate of Concordia College of Moorhead.

                  JAMES D. WATKINS has been a director of the Company since January 1997. Mr. Watkins founded J.D. Watkins Enterprises, Inc. (an investment company involved in domestic and international companies, acquisitions and investments) in June 1993 and continues to serve as its President. Mr. Watkins founded Golden Valley Microwave Foods, Inc. (a company specializing in food products designed for use in microwave ovens) in 1978 and continuously served as its Chairman and Chief Executive Officer until it was acquired by ConAgra, Inc. (a diversified international food company) in July 1991. Mr. Watkins served in ConAgra's Office of the President as President and Chief Operating Officer of ConAgra Diversified Products Companies until July 1997. Mr. Watkins currently serves as a Trustee of Ronald McDonald House Charities and as a member of the Board of Overseers, Carlson School of Management, University of Minnesota. Mr. Watkins is a graduate of the University of Minnesota with a degree in Economics and Fine Arts.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

                  The business and affairs of the Company are managed by the Board, which held six meetings during the fiscal year ended January 31, 1999. Committees established and maintained by the Board include the Audit Committee, the Compensation Committee and the Executive Committee. Each director attended at least 75% of all meetings of the Board and committees on which he served during fiscal 1999.

                  The responsibilities of the Audit Committee include the authority to review (i) the accounting, auditing and reporting practices of the Company, (ii) the annual financial statements of the Company, (iii) the selection and work of the Company's independent auditors, and (iv) the adequacy of internal controls. The Audit Committee held three meetings during fiscal 1999. Messrs. Goldberg and Jones are the current members of the Audit Committee.

                  The responsibilities of the Compensation Committee include reviewing and recommending the compensation for executive officers, reviewing Company-wide employee benefit plans, and administering the Company's 1996 Stock Incentive Plan (the "Incentive Plan"). The Compensation Committee held two meetings during fiscal 1999 and took action in writing on two other occasions. Messrs. Knoll, Freeman and Watkins are the current members of the Compensation Committee.

                  The Executive Committee has the authority to take all actions that the Board as a whole is able to take, except as limited by applicable law. The Executive Committee did not hold any meetings during fiscal 1999. Messrs. Offutt, Horn, Knoll and Freeman are the current members of the Executive Committee.

COMPENSATION OF DIRECTORS

                  Directors who are not employees or officers of the Company receive $1,000 per month and $500 for each Board and committee meeting attended. Directors who are employees or officers of the Company do not receive additional compensation for service as a director. In addition, all directors are entitled to be reimbursed for certain expenses in connection with attendance at Board and committee meetings.

                  The Incentive Plan provides that a non-employee who becomes a director of the Company will receive an option to purchase 10,000 shares of Class A Common Stock, with such vesting periods as the Board or the Compensation Committee may determine. The current non-employee directors are Messrs. Freeman, Goldberg, Jones and Watkins, and each was granted an option to purchase 10,000 shares of Class A Common Stock at the time they became a director in connection with the Company's initial public offering in January 1997 (the "Offering"). These options are exercisable in full and have an exercise price of $15.50 per share, which was the fair market value on the date of grant.

                  Each of the non-employee directors (Messrs. Freeman, Goldberg, Jones and Watkins) was granted an option on November 19, 1998 to purchase 2,000 shares of Class A Common Stock at an exercise price of $9.0625 per share, the fair market value on the date of grant. These options are exercisable in full.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  The Company historically has engaged, and expects to engage in the future, in business transactions with various Offutt Entities, including Ag Capital Company ("Ag Capital"), ACL Company, LLC ("ACL") and Farmers Equipment Rental, Inc. ("FER"), financing institutions which are controlled by Mr. Offutt and provide significant working capital and floor plan financing to the Company and financing to the Company's customers. Messrs. Offutt, Horn and Knoll each serve as officers or directors and have ownership interests in various of the Offutt Entities, including all of the Offutt Entities which have engaged in and will continue to engage in transactions with the Company, as described below. The Company believes that all of these transactions were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All transactions between the Company and any of the Offutt Entities or any of the Company's officers, directors, principal stockholders and their affiliates are approved both by a majority of all members of the Board and by a majority of the independent and disinterested outside directors, and are on terms believed to be no less favorable to the Company than could be obtained from unaffiliated third parties.

                  The Company had sales to various Offutt Entities of equipment, trucks and related parts and service totaling $6.9 million in fiscal 1999. The Company also had sales in fiscal 1999 to agricultural operations affiliated with Mr. Watkins totaling $81,318 and to agricultural operations affiliated with Gary
R. Allan, Executive Vice President - Agriculture Division, totaling $59,760.

                  The Company leases 23 of its dealership facilities from an Offutt Entity, and leases many of its service vehicles from ACL and FER. Total rent expense for these leases was $5.0 million in fiscal 1999. These leases have terms expiring at various times from 1999 to 2010. The Company also leases two of its agricultural dealership facilities from an affiliate of Mr. Allan, and three of its construction equipment rental facilities, one rental administration building and one construction equipment dealership facility from an affiliate of William R. Hutton, President of RDO Rental Co. Total rent expenses in fiscal 1999 for these leases were $240,000 and $221,310, respectively.

                  The Company receives corporate support services from various Offutt Entities, including office space for its executive offices, use of conference and meeting facilities, use of an aircraft for Company business, administration of the Company's tax exempt voluntary employee benefit trust and real estate management services. Total charges for such services were $457,265 in fiscal 1999. All such services are provided to the Company pursuant to a corporate services agreement, which is terminable by the Company in whole or in part on 30 days' notice, on the same cost basis as in prior years (based on pro rata usage of services or at a fixed charge).

                  Ag Capital, ACL and FER provide financing to the Company's customers. The total amount of such customer financing outstanding as of the end of fiscal 1999 was $26.2 million. To facilitate sales to certain customers, the Company guarantees a portion of the outstanding balances of certain customer notes and lease contracts financed by third parties, including customer financing provided by Ag Capital, ACL and FER. The amount guaranteed by the Company to Ag Capital, ACL and FER for customer financing was $2.6 million as of January 31, 1999.

                  The Company securitizes (i.e., sells) certain loan and lease receivables to a special-purpose corporation which is a wholly-owned subsidiary of Ag Capital. Upon sale, a gain is recognized on the receivables for the difference between carrying value and the sales proceeds based on estimates of future expected cash flows including adjustments for prepayments and credit losses. The Company services the underlying receivables on behalf of the special-purpose corporation in return for a fee. The Company sold approximately $57.1 million of loan and lease receivables during fiscal 1999. Approximately $2.2 million of gains on sales and servicing fee income were recognized. In connection with the securitization, the Company is liable for up to 10% of the amount of the aggregate outstanding contracts to the special-purpose corporation which was approximately $4.8 million as of January 31, 1999.

                  The Company finances certain of its working capital needs, primarily inventory financing for non-Deere equipment, receivables, fixed assets and acquisitions, through Ag Capital. Such financing typically bears interest based on LIBOR and the prime rate as they vary from time to time. Total interest paid by the Company to Ag Capital was $2.1 million in fiscal 1999. The total amount outstanding under these financing arrangements at January 31, 1999 was $40.4 million, with interest rates based on LIBOR and the prime rate (7.44% to 8.50%).

                  The Company sold the operating assets of its agricultural irrigation equipment business to an Offutt Entity during fiscal 1999. The Offutt Entity assumed related liabilities and paid cash of $230,069 in exchange for the assets which were valued by an independent appraiser.

                  Under an agreement with Deere, Mr. Offutt personally guarantees all Company obligations to Deere. Mr. Offutt has the right to terminate his personal guaranty at any time, which would require the Company to obtain a letter of credit in an amount meeting Deere's then current guidelines from a bank acceptable to Deere. As of January 31, 1999, the required amount of the letter of credit to replace Mr. Offutt's personal guaranty was approximately $37.9 million. The Company estimates that it would cost approximately $190,000 per year to replace Mr. Offutt's personal guarantee with a letter of credit.

                  Mr. Allan was the principal stockholder and operator of a Washington agricultural dealership acquired by the Company in fiscal 1997. Upon completion of the acquisition, Mr. Allan became an officer of the Company. The purchase price for this acquisition was approximately $2.7 million, including cash in the amount of $1.7 million and a five-year note in the amount of $1.0 million with an interest rate of 8.25% per annum. As of January 31, 1999, $600,000 of this note remained outstanding. The Company also agreed to make an additional payment, up to a maximum of $750,000, in the event the acquired dealership met certain operating and profit objectives during the three years after the acquisition. These objectives were not met during fiscal 1999. As of January 31, 1999, the amount of $97,000 had been incurred and accrued for as a result of this obligation for periods prior to fiscal 1999.

                  In fiscal 1998, the Company acquired an 80% equity interest in a construction equipment rental business owned by Mr. Hutton who continued as its President. Total consideration for the net assets acquired was $2.7 million. The Company has the right to purchase the 20% equity interest beneficially owned by Mr. Hutton. In connection with its acquisition of the 80% equity interest, the Company also agreed to make an additional payment, up to $1.0 million, in the event this business met certain operating and profit objectives during the five years after the acquisition. As of January 31, 1999, these objectives have not been met since the acquisition and no amount had been incurred or accrued for as a result of this obligation.

                  Historically and prior to the Offering, the Company elected to be taxed as an S corporation. Through fiscal 1996, a portion of the net income of the Company was distributed to the stockholders, primarily to enable them to pay the tax liability incurred by them due to the Company's election to be taxed as an S corporation. During fiscal 1997 and prior to the Offering, the Company declared dividends to its stockholders of all the net income of the Company for fiscal 1997. Simultaneously with the Offering, the Company paid from the net proceeds of the Offering to its pre-Offering stockholders an additional aggregate distribution of $15.0 million. This amount represents substantially all of the previously undistributed, accumulated net income of the Company as of January 31, 1996 with respect to which such stockholders had previously paid taxes. The Company entered into a tax agreement with its pre-Offering stockholders prior to the Offering. This agreement provides that, to the extent such undistributed taxable income of the Company, as subsequently established in connection with the filing of the Company's tax return for the Company's last S corporation tax year, is less than these distributions, such stockholders will make a payment equal to such difference to the Company, and if such undistributed taxable income is greater than these distributions, the Company will make an additional distribution equal to such difference to such stockholders. This agreement also provides that the Company will indemnify its pre-Offering stockholders against additional income taxes resulting from adjustments made (as a result of a final determination made by a competent tax authority) to the taxable income reported by the Company as an S corporation for periods prior to termination of the S corporation status, but only to the extent those adjustments provide a tax benefit to the Company.

                  In connection with the termination of the Company's S corporation status, the Company and Mr. Offutt entered into a mutual indemnification agreement relating to federal and certain state and local income tax liabilities of the Company and for tax years during which the Company elected to be treated as an S corporation. This agreement generally provides that the Company will indemnify Mr. Offutt, and Mr. Offutt will indemnify the Company, against any increase in the indemnified party's income tax liabilities (including interest and penalties and all expenses, attorneys' fees and accountants' fees incurred in connection therewith) for those jurisdictions in which an S corporation election was made or deemed to have been made. Mr. Offutt's indemnification is limited to the prior S corporation distributions he received.


                       BENEFICIAL OWNERSHIP OF MANAGEMENT

                  The following table sets forth information regarding the beneficial ownership of Common Stock of the Company as of April 9, 1999, unless otherwise noted, for (a) each director, nominee for director and officer named in the Summary Compensation Table (set forth below), and (b) all officers and directors of the Company as a group. The address for all officers and directors of the Company is 2829 South University Drive, Fargo, North Dakota 58103.


NAME OF STOCKHOLDER                                               NUMBER OF SHARES              PERCENT OF TOTAL
-------------------                                         -----------------------------          CLASS A AND     PERCENT OF TOTAL
                                                            CLASS A(1)            CLASS B        CLASS B SHARES    VOTING POWER (2)
                                                            ----------            -------       ----------------   ----------------

Ronald D. Offutt.........................................    258,700(3)(4)       7,450,492            58.4%             84.5%
Paul T. Horn ............................................    427,080(5)              --                3.2%              1.2%
Allan F. Knoll...........................................    652,670(6)              --                4.9%              1.8%
Charles Calhoun..........................................      8,500                 --                 *                 *
H. David Frambers........................................    113,742                 --                 *                 *
Randolph F. Goss.........................................      2,600                 --                 *                 *
Larry E. Scott...........................................    211,377(7)              --                1.6%               *
Bradford M. Freeman......................................     62,000                 --                 *                 *
Ray A. Goldberg..........................................     12,200                 --                 *                 *
Norman M. Jones..........................................     58,615                 --                 *                 *
James D. Watkins.........................................     47,000                 --                 *                 *
All officers and directors as a group (27 persons).......  1,084,303(3)(4)(7)    7,450,492            65.2%             87.0%

----------------------
 *     Less than one percent.

(1)    Includes 26,000, 6,500, 6,500, 8,000, 2,600, 2,600, 2,600, 12,000,
       12,000, 12,000, 12,000 and 161,480 shares subject to option which are held by Messrs. Offutt, Horn, Knoll, Calhoun, Frambers, Goss, Scott, Freeman, Goldberg, Jones, Watkins and all officers and directors as a group, respectively, which were exercisable on or within 60 days after April 9, 1999.

(2) In calculating the percent of total voting power, the voting power of shares of Class A Common Stock (one vote per share) and Class B Common Stock (four votes per share) is aggregated.

(3) Excludes 7,450,492 shares of Class A Common Stock into which Mr. Offutt's 7,450,492 shares of Class B Common Stock are convertible on a one-for-one basis. Mr. Offutt purchased an additional 1,100 shares of Class A Common Stock on April 12, 1999.

(4) Excludes 12,903 shares of Class A Common Stock owned by Mr. Offutt's spouse as to which shares he disclaims any beneficial ownership.

(5) Includes 383,005 shares of Class A Common Stock that Mr. Horn has the right to acquire from Mr. Offutt pursuant to an option agreement.

(6) Includes 608,595 shares of Class A Common Stock that Mr. Knoll has the right to acquire from Mr. Offutt pursuant to an option agreement. Excludes 100 shares of Class A Common Stock owned by Mr. Knoll's spouse as to which shares he disclaims any beneficial ownership.

(7) Excludes 100,784 shares of Class A Common Stock owned by Mr. Scott's spouse as to which shares he disclaims any beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Section 16(a) of the Exchange Act requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Class A Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's Class A Common Stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to the Company and written representations from its directors and executive officers that no other reports were required for fiscal 1999, the Company believes that all directors, executive officers or beneficial owners of more than 10% of the Company's Class A Common Stock have filed with the SEC on a timely basis all reports required to be filed under Section 16 of the Exchange Act.


                    EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

                  The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by Messrs. Offutt, Horn and Knoll and by each of the four other most highly paid officers of the Company for the fiscal years ended January 31, 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                                      ANNUAL COMPENSATION        NUMBER OF SHARES
                                           FISCAL     -------------------           UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR     SALARY     CASH BONUS          OPTIONS (1)       COMPENSATION (2)
---------------------------                ------    ------     ----------       ----------------     ----------------

Ronald D. Offutt (3)                        1999       --            --              130,000                 --
         CHAIRMAN AND CHIEF EXECUTIVE       1998     $50,000         --                --                    --
         OFFICER                            1997     $50,000         --               50,000 (6)             --

Paul T. Horn (3)                            1999    $150,000         --               32,500                 --
         PRESIDENT AND CHIEF OPERATING      1998    $150,000         --                --                    --
         OFFICER                            1997     $83,333         --               50,000 (6)             --

Allan F. Knoll (3)                          1999     $50,000         --               32,500                 --
         CHIEF FINANCIAL OFFICER AND        1998     $50,000         --                --                    --
         SECRETARY                          1997     $50,000         --               50,000 (6)             --

Charles Calhoun (4)                         1999    $120,000       $38,932             6,500                 --
         EXECUTIVE VICE PRESIDENT -         1998    $110,000       $70,000             --                    --
         USED EQUIPMENT DIVISION            1997     $59,416         --               20,000                 --

H. David Frambers                           1999    $150,000        $9,390            13,000                 --
         EXECUTIVE VICE PRESIDENT -         1998    $130,000      $126,485             --                    --
         EMERGING DIVISIONS                 1997    $130,000      $101,400            20,000 (6)             --

Randolph F. Goss (5)                        1999    $128,292       $86,137            33,000                 --
         EXECUTIVE VICE PRESIDENT -         1998    $110,000      $111,013             --                    --
         CONSTRUCTION EQUIPMENT             1997      $9,308         --               20,000 (6)             --
         DIVISION

Larry E. Scott                              1999    $135,000       $24,435            13,000                 --
         SENIOR VICE PRESIDENT - SOUTH-     1998    $130,000       $60,261             --                    --
         WEST CONSTRUCTION EQUIPMENT        1997    $130,000      $101,400            20,000 (6)             --

------------------------
(1)    All options were granted under the Incentive Plan.

(2) No person named in this table received perquisites or other personal benefits exceeding $50,000 or 10% of such person's total annual salary and bonus.

(3) Prior to October 1, 1996, Messrs. Offutt, Horn and Knoll were not compensated directly by the Company, but were compensated by Offutt Co. The amount reflected in the table with respect to fiscal 1997 is the amount of compensation paid to each of them for the services provided by each of them to the Company.

(4) Mr. Calhoun became an employee of the Company in July 1996. His compensation for fiscal 1997 represents the seven-month period through January 1997.

(5) Mr. Goss was an employee of the Company from January 1997 until April 1999. His compensation for fiscal 1997 represents the one-month period of January 1997.

(6) This option was exchanged for a new option during fiscal 1999 as discussed below in "Compensation Committee Report on Executive Compensation - Options Repriced in Fiscal 1999."

OPTIONS GRANTED IN FISCAL 1999

                  The following table provides information regarding option grants made during fiscal 1999 under the Incentive Plan to the persons named in the foregoing Summary Compensation Table:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE VALUE
                                                  NUMBER OF    PERCENT OF                                AT ASSUMED ANNUAL RATES
                                                   SHARES        TOTAL                                 OF STOCK PRICE APPRECIATION
                                                  UNDERLYING     OPTIONS      EXERCISE                       FOR OPTION TERM
                                                   OPTIONS     GRANTED IN      PRICE     EXPIRATION    ---------------------------
NAME                                               GRANTED     FISCAL 1999   PER SHARE      DATE            5%             10%
----                                              ----------   -----------   ---------   -----------        --             ---

Ronald D. Offutt (1)........................       130,000        28.9%        $10.00     11/18/08       $619,042      $1,755,753
Paul T. Horn (1)............................        32,500         7.2%        $10.00     11/18/08       $154,760        $438,938
Allan F. Knoll (1)..........................        32,500         7.2%        $10.00     11/18/08       $154,760        $438,938
Charles Calhoun (2).........................         6,500         1.4%       $9.0625     11/18/08        $37,046         $93,881
H. David Frambers (1).......................        13,000         2.9%        $10.00     11/18/08        $61,904        $175,575
Randolph F. Goss (1)........................        13,000         2.9%        $10.00     11/18/08        $61,904        $175,575
                 (2)........................        20,000         4.5%       $9.0625     11/18/08       $113,987        $288,866
Larry E. Scott (1)..........................        13,000         2.9%        $10.00     11/18/08        $61,904        $175,575

----------------------------------
(1) This option was granted on November 19, 1998 in exchange for an outstanding option. See "Compensation Committee Report on Executive Compensation - Options Repriced in Fiscal 1999" below. The fair market value of Common Stock on the date of grant was $9.0625 per share. This option becomes exercisable in twenty percent annual installments commencing November 19, 1998 and becomes immediately exercisable in full, as provided in the Incentive Plan, upon death, disability, retirement or change in control of the Company.

(2) This option was granted on November 19, 1998 at the then fair market value of Common Stock. It becomes exercisable in twenty percent annual installments commencing November 19, 1999 and becomes immediately exercisable in full, as provided in the Incentive Plan, upon death, disability, retirement or change in control of the Company.

OPTION EXERCISES AND OPTION VALUES

                  The following table provides information regarding option exercises and the value of unexercised options held by the persons named in the foregoing Summary Compensation Table:

                   AGGREGATED OPTION EXERCISES IN FISCAL 1999
                   AND OPTION VALUES AT THE END OF FISCAL 1999

                                                                                                   VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED               IN-THE-MONEY OPTIONS
                               SHARES                       OPTIONS AT JANUARY 31, 1999           AT JANUARY 31, 1999 (1)
                              ACQUIRED         VALUE       ------------------------------     -------------------------------
NAME                         ON EXERCISE      REALIZED     EXERCISABLE      UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
----                         -----------      --------     -----------      -------------     -----------       -------------

Ronald D. Offutt.......           0              0           26,000            104,000             --                --
Paul T. Horn...........           0              0            6,500             26,000             --                --
Allan F. Knoll.........           0              0            6,500             26,000             --                --
Charles Calhoun........           0              0            8,000             18,500             --                --
H. David Frambers......           0              0            2,600             10,400             --                --
Randolph F. Goss.......           0              0            2,600             30,400             --                --
Larry E. Scott.........           0              0            2,600             10,400             --                --

-------------------------------
(1) Since the closing price of Common Stock on the last trading day of fiscal 1999 ($8.50 per share) was less than the exercise prices of all unexercised options held by these persons, there were no unexercised in-the-money options at fiscal year end.

CONFIDENTIALITY AGREEMENTS

                  Option grants are conditioned upon the recipient signing an agreement regarding confidential information, non-competition and inventions. These agreements generally prohibit disclosure of confidential information to anyone outside the Company both during and after employment, restricts the employee from competing with the Company for a period of time after termination of employment with the Company, and provides that any inventions or other works of authorship relating to or resulting from the employee's work for the Company will be the exclusive property of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  During fiscal 1999, no member of the Compensation Committee
(i) was an officer or employee of the Company, except Mr. Knoll, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any transactions with the Company, other than the relationships disclosed under "Election of Directors - Certain Relationships and Related Transactions" involving Messrs. Knoll and Watkins.

                  During fiscal 1999, no officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose officers served on the Board, other than Messrs. Offutt, Horn and Knoll with respect to the Offutt Entities, or (ii) a director of another entity, one of whose officers served on the Board, other than Messrs. Offutt, Horn and Knoll with respect to the Offutt Entities.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  The Compensation Committee of the Board (the "Compensation Committee") is authorized to recommend compensation for the Company's directors and corporate officers, review compensation for the Company's operating officers, review the Company's retirement, health and welfare plans that cover substantially all employees (including the management of such plans), and administer the Incentive Plan (including determining the participants in the Incentive Plan and the amount, timing and other terms and conditions of awards under the Incentive Plan). During fiscal 1999, the Compensation Committee was comprised of two non-employee directors (Bradford M. Freeman and James D. Watkins) and Allan F. Knoll, the Company's Chief Financial Officer until January 31, 1999. The Compensation Committee has furnished this report on executive compensation for fiscal 1999.

COMPENSATION PHILOSOPHY AND OBJECTIVES

                  The Company has developed a compensation policy which is designed to attract and retain executive officers responsible for the success of the Company and to motivate these persons to enhance long-term stockholder value. The executive compensation program presently consists primarily of annual base salary, short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

BASE SALARY

                  Prior to October 1, 1996, Messrs. Offutt, Horn and Knoll were not compensated directly by the Company for their services, which represented approximately one-fourth of each of their time. Their services were provided to the Company pursuant to an arrangement with Offutt Co. which compensated each of them directly at the rate of $50,000 per year for their services to the Company. Commencing October 1, 1996, each of these officers has been paid directly or otherwise compensated by the Company for their services to the Company.

                  Mr. Offutt received a salary from the Company of $50,000 per year for his services from October 1, 1996 until fiscal 1999 when he offered to forego this salary in exchange for the grant of an additional option. Since the amount of time devoted to the Company by Mr. Offutt was greater than expected at the time of the Offering thus enlarging his responsibilities and duties, the Compensation Committee determined that he was deserving of an additional option and that his offer to forego his salary in exchange for an additional option would benefit and further the objectives of the Company and its stockholders. The Board then acted upon the recommendation of the Compensation Committee and granted Mr. Offutt an option covering 150,000 shares at an exercise price of $17.25 per share (the fair market value on the date of grant). This option was subsequently exchanged for a new option as discussed below in "Options Repriced in Fiscal 1999."

                  Since October 1, 1996 Mr. Horn has received from the Company a salary of $150,000 per year for his services. Mr. Horn's salary was increased to compensate him for the expansion of his duties in becoming the President of the Company. Mr. Knoll receives a salary from the Company of $50,000 per year for his services. While the Compensation Committee believes that these salaries are substantially below competitive salaries for corresponding positions at similar organizations of comparable size and complexity as the Company, the Compensation Committee believes that Messrs. Horn and Knoll are fully motivated to enhance long-term stockholder value as a result of their beneficial ownership of the Common Stock of the Company (see "Beneficial Ownership of Management").

                  Base salaries for executive operating officers are determined annually. This assessment involves a number of criteria and information including individual performance, cost of living and total compensation being paid for comparable positions at companies with which the Company competes for executive and management talent (e.g., specialty retailers such as equipment dealerships and equipment rental companies). Principles of internal equity are also considered by evaluating salaries of comparable levels of responsibility within the Company.

CASH BONUS

                  All executive officers are eligible to receive annual cash bonuses. The amount and performance criteria are determined annually and are based in part, as mentioned above in "Base Salary," on an assessment of total compensation being paid for comparable positions at companies with which the Company competes for executive and management talent.

                  Cash bonuses for executive corporate officers are based on individual performance and the Company's overall performance. No cash bonuses were paid to executive corporate officers for fiscal 1999.

                  Executive operating officers generally have the opportunity for their cash bonus to constitute a substantial portion of their total compensation. Cash bonus eligibility can equal base salary for these persons. Cash bonuses are determined based on achievement of a variety of performance factors and criteria, including targeted return on assets, earnings per share growth, efficiency of asset management, profitability, sales growth, productivity and product support. Bonuses accrue monthly based on performance targets and are paid at the end of the fiscal year.

STOCK OPTION PROGRAM

                  The Company adopted the Incentive Plan in connection with becoming a public company as a mechanism to advance the best interests of the Company and its stockholders by attracting, retaining and motivating employees, directors, advisors and consultants of the Company. The Incentive Plan provides for the grant of stock options (which may be non-qualified stock options or incentive stock options for tax purposes), stock appreciation rights issued independent of or in tandem with such options ("SARs"), restricted stock awards and performance stock awards, thereby increasing the personal stake of Incentive Plan participants in the continued success and growth of the Company. Equity participation in the Company, particularly through the grant of stock options, is anticipated to continue as an important part of future executive and management compensation.

OPTIONS REPRICED IN FISCAL 1999

                  At its meeting held in November 1998, the Compensation Committee took action it believed would revitalize near-term incentives under the Company's stock option program. The stock prices of public companies in the capital goods/heavy machinery industry had declined markedly during the year, and the Company's stock price was substantially below the exercise price of then outstanding options. The Compensation Committee was concerned that this situation was resulting in sagging morale and could lead to difficulty in retaining key employees.

                  After carefully considering the number of shares, exercise prices and other aspects of then outstanding options, and after assessing various alternatives, the Compensation Committee determined it was in the best interests of the Company and its stockholders to offer each holder of an outstanding option

(other than the four non-employee directors and any person employed by an operation being sold or discontinued by the Company) to exchange his or her old option for a new option. Each new option was granted at an exercise price of $10.00 per share (the fair market value at the time was $9.0625 per share), the number of shares was reduced to sixty-five percent of the shares covered by the old option, and the vesting and expiration dates were changed.

                  The following table provides information for the persons named in the foregoing Summary Compensation Table who accepted this exchange offer:

                                OPTION REPRICINGS

                                                          MARKET                                 LENGTH OF
                                           NUMBER OF     PRICE OF     EXERCISE                 ORIGINAL OPTION
                                            SHARES       STOCK AT     PRICE AT      NEW         TERM REMAINING
                                          UNDERLYING      TIME OF      TIME OF    EXERCISE        AT DATE OF
NAME                             DATE     NEW OPTIONS    REPRICING    REPRICING    PRICE           REPRICING
----                             ----     -----------    ---------    ---------   --------     ----------------

Ronald D. Offutt (1)....       11/19/98      97,500       $9.0625       $17.25     $10.00       9 years 190 days
                 (2)....       11/19/98      32,500       $9.0625       $15.50     $10.00       8 years 64 days
Paul T. Horn (2)........       11/19/98      32,500       $9.0625       $15.50     $10.00       8 years 64 days
Allan F. Knoll (2)......       11/19/98      32,500       $9.0625       $15.50     $10.00       8 years 64 days
H. David Frambers (2)...       11/19/98      13,000       $9.0625       $15.50     $10.00       8 years 64 days
Randolph F. Goss (2)....       11/19/98      13,000       $9.0625       $15.50     $10.00       8 years 64 days
Larry E. Scott (2)......       11/19/98      13,000       $9.0625       $15.50     $10.00       8 years 64 days

---------------------------
(1) The old option was granted on May 28, 1998, became exercisable in twenty percent annual installments commencing May 28, 1999, and had an expiration date of May 27, 2008.

(2) The old option was granted on January 23, 1997, became exercisable in twenty percent annual installments commencing July 23, 1997, and had an expiration date of January 22, 2007.

CEO COMPENSATION

                  As the Company's principal stockholder, Mr. Offutt's interests are closely tied to Company performance and stock price appreciation. As discussed above, his base salary was eliminated during fiscal 1999 and an additional option was granted to him. The Compensation Committee believes that Mr. Offutt is fully motivated to enhance long-term stockholder value.

ADDITIONAL INFORMATION

                  The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"), limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies. The Compensation Committee does not anticipate the Company will pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, the Compensation Committee and the Company do not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but the Compensation Committee will formulate a policy on behalf of the Company if compensation levels approach $1,000,000.

                  This report is given by the following members of the Compensation Committee:

                               Bradford M. Freeman
                               Allan F. Knoll
                               James D. Watkins


                          COMPARATIVE PERFORMANCE GRAPH

                  The following performance graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock Index and to the Standard & Poor's Diversified Machinery Group Index. This graph assumes that $100 was invested in the Company's Common Stock and in each of the two indices at the time of the Offering, and that subsequent dividends were reinvested in connection with those indices.

                              [PLOT POINTS GRAPH]

                 ----------------------  ----------------------  -----------------------  -------------------  -----------------
                                                 1/23/97                  1/31/97               1/30/98             1/29/99
                  ----------------------  ----------------------  -----------------------  -------------------  -----------------
                  RDO                            100.00                   113.71                 119.35               54.84
                  ----------------------  ----------------------  -----------------------  -------------------  -----------------
                  S & P Machinery                100.00                   101.05                 126.60              102.20
                  ----------------------  ----------------------  -----------------------  -------------------  -----------------
                  S & P 500                      100.00                   101.15                 128.37              170.07
                  ----------------------  ----------------------  -----------------------  -------------------  -----------------


                            AUDITORS FOR FISCAL 2000

                  Upon the recommendation of the Company's Audit Committee, the Board has selected Arthur Andersen LLP, independent public accountants, as auditors of the Company for the fiscal year ending January 31, 2000. Arthur Andersen LLP has acted as independent certified public accountants for the Company since 1995.

                  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions from stockholders.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

                  Any stockholder who intends to present a proposal at the annual meeting of stockholders to be held in calendar 2000 and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting must deliver the proposal to the Company at its executive offices no later than January 7, 2000 and must satisfy applicable SEC requirements.

                  In addition, the proxy solicited by the Board for the 2000 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than March 24, 2000.


                                 OTHER BUSINESS

                  The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.


                                    FORM 10-K

                  UPON WRITTEN REQUEST, THE COMPANY WILL MAIL WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO: RDO EQUIPMENT CO., STOCKHOLDER RELATIONS, 3030 HARBOR LANE, SUITE 202, PLYMOUTH, MINNESOTA 55447.

                                                RDO EQUIPMENT CO.

                                         ANNUAL MEETING OF STOCKHOLDERS

                                             THURSDAY, JUNE 3, 1999
                                             1:30 P.M., CENTRAL TIME
[MAP]
                                                CONCORDIA COLLEGE
                                          KNUTSON CENTER - CENTRUM ROOM
                                             901 EIGHTH STREET SOUTH
                                               MOORHEAD, MINNESOTA


DIRECTIONS FROM I-94:
     Go north on U.S. Highway 75 (also known as 8th Street). Turn left (west) on 12th Avenue S. to 5th Street S. Turn right (north) on 5th Street S. to 9th Avenue S. Turn right (east) on 9th Avenue S. to parking lots.

DIRECTIONS FROM U.S. HIGHWAY 10:
     Go south on 8th Street to Concordia College campus.
     Parking lot is on the right (west) side of the street between 7th Avenue S. and 10th Avenue S.




[RDO LOGO] RDO Equipment Co.
           2829 South University Drive, Fargo, North Dakota  58103     PROXY

--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON THURSDAY, JUNE 3, 1999.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN
ITEM 1.

By signing the proxy, you revoke all prior proxies and appoint Ronald D. Offutt, Paul T Horn and Allan F. Knoll, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.




                      See reverse for voting instructions.





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                               PLEASE DETACH HERE


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN ITEM 1.

1.  Election of directors:
    01    Ronald D. Offutt         05    Ray A. Goldberg         [ ] Vote FOR        [ ] Vote WITHHELD
    02    Paul T. Horn             06    Norman M. Jones             all nominees        from all nominees
    03    Allan F. Knoll           07    James D. Watkins
    04    Bradford M. Freeman

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE   ----------------------------------------------------
THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)
                                                                                ----------------------------------------------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box  [ ]                                                   Date                                         , 1999.
Indicate changes below:                                                              ----------------------------------------


                                                                                ----------------------------------------------------



                                                                                ----------------------------------------------------

                                                                                Signature(s) in Box
                                                                                Please sign exactly as your name(s) appear on Proxy.
                                                                                If held in joint tenancy, all persons must sign.
                                                                                Trustees, administrators, etc., should include title
                                                                                and authority. Corporations should provide full name
                                                                                of corporation and title of authorized officer
                                                                                signing the proxy.

[RDO LOGO]

   RDO EQUIPMENTT CO.
   c/o SHAREOWNER SERVICES(SM)
   PO BOX 64854
   ST PAUL MN 55164-0854




FIRST CLASS MAIL




NOTICE OF ANNUAL MEETING                     PLEASE VOTE, SIGN AND
AND PROXY STATEMENT                          RETURN PROMPTLY